Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to the Registration Statement (Form S-4 No. 333-185121) and related Joint Proxy Statement / Prospectus of FirstMerit Corporation and Citizens Republic Bancorp, Inc. and to the incorporation by reference therein of our reports dated February 28, 2013, with respect to the consolidated financial statements of FirstMerit Corporation and the effectiveness of internal control over financial reporting of FirstMerit Corporation, included in the Joint Proxy Statement / Prospectus which is part of Amendment No. 2 to the Registration Statement.

/s/ Ernst & Young LLP

Akron, Ohio

February 28, 2013